UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
T-S CAPITAL PARTNERS, LLC
ROBERT TELLES
CYNTHIA JAMISON
ROBERT NARDELLI
DAVID SIEGEL
JOSEPH VASSALLUZZO

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2013 annual meeting of stockholders of Office Depot, Inc., a Delaware corporation.

On August 20, 2013, Starboard issued the following press release:

STARBOARD COMMENTS ON LAST-MINUTE ATTEMPT BY OFFICE DEPOT TO
MISLEAD SHAREHOLDERS REGARDING RECENT SETTLEMENT NEGOTIATIONS

Starboard Has Tried to Work Constructively with Office Depot Board for Many Months to Reach a Compromise in the Best Interests of Shareholders, But Company Entirely Unwilling to Negotiate in Good Faith

Exposing Settlement Discussions in Highly Misleading Manner Demonstrates that Office Depot Never Truly Intended to Reach a Compromise in Best Interests of Shareholders

Office Depot Required Onerous, Multi-Year Standstill into 2015 While Refusing to Agree to Re-Nominate Starboard’s Directors on Pro Forma Board at 2014 Annual Meeting

Office Depot Fails to Disclose Starboard’s Counter-Offer from Last Night and the Company’s Unilateral Imposition of Arbitrary Deadline for Settlement Discussions

Urges Shareholders to Follow the Lead of ISS and Glass Lewis in Supporting Change by Voting on the GOLD Proxy Card

NEW YORK, NY – August 20, 2013 – Starboard Value LP (together with its affiliates, “Starboard”), the largest shareholder of Office Depot, Inc. (NYSE:ODP) (“Office Depot” or the “Company”) with approximately 14.6% of the outstanding common stock of the Company, commented today on misleading statements made by Office Depot in a press release issued this morning regarding negotiations around attempts to reach an amicable resolution to the proxy contest.

“As has been the case throughout this election contest, we have attempted on numerous occasions to work constructively with the Company,” stated Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value. “For months now, the Board has not been willing to engage in constructive settlement discussions. It is only now, in the days leading up to the Annual Meeting, that the Company, under pressure from shareholders and proxy advisory firms, and with the vote not going its way, has demonstrated any willingness to reach a compromise. Unfortunately, they have painted a highly misleading, self-serving picture of the settlement discussions that took place to try to make shareholders believe we are being unreasonable.”

Mr. Smith continued, “The truth is that we made every attempt to work with Office Depot over the past few days to reach a compromise that would vastly improve the current Board and the Pro Forma Board. Unfortunately, Office Depot is not telling you that it was entirely unwilling to entertain any settlement offer that involved the replacement of three incumbent directors with three of Starboard's highly qualified nominees, as is completely in line with the recommendations of the leading proxy advisory firms. Office Depot is also not telling shareholders that its settlement proposal required Starboard to agree to onerous standstill provisions well into 2015, while the Company refused to agree to re-nominate the Starboard nominees for election to the Pro Forma Board at the 2014 Annual Meeting expected to occur in early 2014.”

“Office Depot also failed to mention that Starboard made a counter-offer last night that included many of the provisions in the Company's proposal, but that required (i) the Board to be composed of ten directors in total, including three Starboard nominees and (ii) given the Company’s insistence that it will not agree to be obligated to re-nominate two of Starboard’s representatives to the Pro Forma Board at the April 2014 Annual Meeting, the removal of the related standstill provision that would prevent Starboard from nominating directors until 2015. ISS and Glass Lewis have each recommended that at least three Starboard nominees should be elected to the Board and at least three incumbent Board members should come off the Board. Unfortunately, the Company remains insistent on trying to protect its own interests by proposing to increase the size of the Board to eleven in order to keep another one of its existing members on the Board. Do not be misled. The settlement discussions did not break down because of Starboard. Starboard had just proposed a settlement that included the replacement of three out of ten directors with Starboard nominees and the same committee representation and Pro Forma Board representation as previously proposed by the Board. The Company refused to consider the proposal and instead instituted an arbitrary deadline of 10:30 PM ET last night for discussions to end. Starboard is and would be happy to continue discussions to get to the right conclusion to this proxy contest in the best interests of shareholders. It was the Company that instituted an arbitrary deadline 36 hours before the Annual Meeting for no apparent reason other than to be able to put out a misleading press release which disclosed private discussions that the parties had agreed would remain confidential in an effort to paint us as unreasonable. We are confident that shareholders will see right through these late-hour, transparent attempts by the Company to sway votes when the results are not going their way.”

“Make no mistake, we wanted to continue discussions and even after the arbitrary deadline was imposed, we asked to continue those discussions. Instead, the Company refused and chose to break its commitment to us to keep these discussions confidential. Despite this act of bad faith, we remain committed to doing what is best for shareholders and are willing to continue engaging with the Company to reach a mutually agreeable settlement.”

Starboard appreciates the overwhelming support it has received from fellow shareholders to date and looks forward to working to protect the best interests of all shareholders.

WE URGE SHAREHOLDERS TO SIGN, DATE, AND MAIL THE GOLD PROXY CARD TODAY

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720